Exhibit 99.1
ARCHIPELAGO LEARNING REPORTS RECORD THIRD QUARTER RESULTS
Revenue Increased 46% to $15.4 Million
Cash Flows from Operating Activities Increased 32% to $11.2 Million
Adjusted Diluted EPS was $0.08
DALLAS, Texas — November 9, 2010 — Archipelago Learning, Inc. (NASDAQ: ARCL), a leading subscription-based online education company, today announced financial results for the quarter ended September 30, 2010.
Third Quarter 2010 Highlights (3Q10 vs. 3Q09):
•	Revenue increased 46% to $15.4 million, with revenue from Archipelago Learning excluding EducationCity increasing 26% to $13.3 million

•	Invoiced sales (non-GAAP) increased 37% to $26.7 million, with invoiced sales (non-GAAP) from Archipelago Learning excluding EducationCity increasing 19% to $23.2 million

•	Adjusted EBITDA (non-GAAP) increased 23% to $15.8 million

•	Cash flows from operating activities increased 32% to $11.2 million

•	Fully diluted EPS of $0.01 and adjusted diluted earnings per share (non-GAAP) of $0.08

•	Released Common Core products as states adopted new Standards

•	Released Version 4 of Study Island with new enhancements

•	Moved Corporate office to improve efficiency and capacity, taking advantage of favorable commercial leasing market
Tim McEwen, Chief Executive Officer, stated, “We are very pleased with our third quarter results which reflected record sales and cash flows from operations as our customers increasingly turned to our high impact, low cost on-line solutions in a time of continued difficult school budget pressures. As a result, our invoiced sales to existing Study Island customers increased 22% year-over-year to $18.3 million. Our customer satisfaction rating was greater than 90% according to a survey conducted of more than 8,000 current users, and our flexible platform enabled us to quickly respond as states adopted Common Core Standards. Our cross-walk bridging the Common Core Standards to the previous standards has been very well received by our customers and differentiated us from the competition. We also successfully expanded our cost-effective Study Island model to address the needs of our high school customers, where sales increased 37%. Furthermore, EducationCity, which we acquired on June 9th, has continued to perform well with invoiced sales of $3.5 million and GAAP revenue of $2.1 million in the 3rd quarter.”

McEwen added, “Our subscription based model continues to result in strong cash flows from operating activities, enabling us to invest in growing our business while maintaining profitability and a healthy balance sheet. We plan to invest some of our internally generated cash flows to introduce new products, such as Study Island’s Reading Eggs and EducationCity’s English as a Second Language and to make the strategic investments necessary to capture additional share in the fragmented market for supplemental educational products. In conclusion, we believe that our disruptive business model should continue to benefit from the educational reform driven by school budget pressures, the shift from print to online digital educational solutions, the integration of curriculum and assessment and the demand for cost effective differentiated instruction to improve student performance. However, we are also cognizant of the growing headwinds in the K-12 sector as a result of continued budget constraints, declining property taxes and new political uncertainty from the recent government elections in the U.S. While we are reiterating our previously provided full-year earnings guidance for 2010, we believe it’s prudent to modestly lower our 2010 cash flows from operating activities guidance to $25-$27 million from $27-$29 million. This adjustment is due to a cautionary approach to 4th Quarter invoiced sales coupled with additional investments in the business.”
On a consolidated basis, Archipelago Learning and subsidiaries delivered the following results for the third quarter:
Revenue increased 46% to $15.4 million, and invoiced sales increased 37% to $26.7 million from the third quarter of 2009 due to both strong organic growth and the acquisition of EducationCity in June 2010. Organic revenue growth of 26% was driven by the recognition of the strong invoiced sales generated in the current and previous quarters. Organic invoiced sales growth of 19% reflected continued solid execution of the Company’s sales force in the third quarter, including in high schools where invoiced sales grew 37% over prior year. EducationCity contributed $2.1 million of revenue and $3.5 million of invoiced sales in the third quarter.
Cash Flows from Operating Activities increased 32% to $11.2 million from the third quarter 2009 as a result of our strong invoiced sales and the acquisition of EducationCity.
Deferred Revenue as of September 30, 2010 was $58.3 million, an increase of 60% from September 30, 2009 and an increase of 23% from June 30, 2010. The increase in deferred revenue over prior periods was the result of strong invoiced sales growth and $9.9 million of additional deferred revenue from our acquisition of EducationCity in June 2010.
Income from Continuing Operations decreased 48% to $1.5 million from the third quarter 2009. Income from continuing operations benefited from increased revenue that was offset by increased cost of revenue and operating expenses in the following areas: planned staffing increases across most departments due to investments in product and technology improvements, greater stock-based compensation expense related to options issued in connection with the Company’s November IPO, increased professional fees and other expenses related to being a public company, approximately $1.0 million of moving-related expenses incurred from relocating the Corporate headquarters and post-acquisition operating expenses of EducationCity (including $0.6 million additional amortization expense).

Adjusted EBITDA increased 23% to $15.8 million from the third quarter 2009. Adjusted EBITDA as a percentage of invoiced sales was 59% in the third quarter. The increase in adjusted EBITDA was largely driven by our invoiced sales growth, partially offset by increased costs of revenue and operating expenses.
Net Income from continuing operations was $0.2 million compared to $1.7 million in the third quarter 2009. Excluding moving-related expenses, purchase accounting adjustments to write-down a portion of EducationCity’s deferred revenue, stock-based compensation, the gain (loss) on the interest rate swap, and other non-recurring items, third quarter of 2010 adjusted net income from continuing operations was $2.0 million. Growth in adjusted net income was negatively impacted by the higher applicable income tax rate resulting from our conversion from a limited liability company to a C corporation in connection with our November IPO. If our estimated annual income tax rate of 36% in the third quarter of 2010 was applied to the third quarter of 2009, our adjusted net income from continuing operations would have decreased by only $0.1 million (5%) from the prior year period.
Earnings per Diluted Share was $0.01 and adjusted diluted EPS was $0.08. There were 25.5 million weighted-average diluted shares outstanding for the third quarter of 2010.
Other Balance Sheet Highlights: At September 30, 2010, cash and cash equivalents totaled $24.3 million as compared to $17.1 million at September 30, 2009 and $23.3 million at June 30, 2010. Total debt outstanding was $76.0 million at September 30, 2010. The decrease in total debt outstanding from June 30, 2010 was primarily due to the Company’s repayment of the $10 million revolving debt facility used for the EducationCity acquisition. The market value of the Company’s interest rate swap was $0.3 million as compared to $0.5 million at June 30, 2010.
Purchase Accounting Update
We have finalized our purchase accounting for the acquisition of EducationCity. Our final adjustment results in a non-cash write-down of $5.7 million to EducationCity’s deferred revenue balance on the June 9 opening balance sheet, reducing current year GAAP revenue by approximately $2 million. The impact of this non-cash adjustment was a $1.0 million decrease in revenue and a $0.02 decrease in diluted EPS during the third quarter. In addition, we finalized the valuation of intangibles acquired in the purchase of EducationCity and recognized $0.6 million ($0.01 per diluted share) of additional amortization expense during the third quarter. This will be a recurring expense over the remaining useful life of these assets.
Corporate Move
During the third quarter, we moved to our new Corporate headquarters to take advantage of the current favorable commercial leasing market, improve efficiency and effectiveness by consolidating our team into a single office space and provide capacity for future growth. As a result of this move, we incurred approximately $1.0 million ($0.02 per diluted share) of one-time expenses in the third quarter relating primarily to the accrual of the remaining lease obligation for our old space and losses from the sale of office furniture.
Fiscal 2010 Outlook
As of November 9, 2010, Archipelago Learning is reiterating its earning guidance and slightly adjusting its cash flows from operating activities guidance for the fiscal year 2010.

On a combined basis including EducationCity, Archipelago Learning currently expects the following for the fiscal year ending December 31, 2010:
•	Revenue[1] of $58 to $62 million

•	Adjusted diluted EPS[2] of $0.34 to $0.38

•	Diluted EPS[1] of $0.30 to $0.34

•	Cash flows from operating activities[3] of $25 to $27 million

•	Capital expenditures of approximately $3 million

•	Total schools of 35,000 to 38,000[4]

(1)	Revenue and diluted EPS shown before write-down to EducationCity’s deferred revenue that resulted from purchase adjustments at close and non-recurring acquisition related expenses of $3.4 million (refer to the reconciliations of non-GAAP measures for Adjusted Revenue and Adjusted Net Income and Diluted EPS included in this press release).

(2)	Adjusted diluted EPS excludes stock compensation expense, the gain/loss on our interest rate swap, non-cash deferred revenue write-down resulting from the EducationCity acquisition, moving-related expenses of $1.0 million, and acquisition related expenses of $3.4 million (refer to the reconciliations of non-GAAP measures for Adjusted Revenue and Adjusted Net Income and Diluted EPS included in this press release).

(3)	Cash flows from operating activities excludes non-recurring acquisition related expenses of $3.4 million and $0.2 million of cash payments for moving-related costs.

(4)	Assumes approximately 25% overlap of Study Island and EducationCity Schools in the US.
TeacherWeb Divestiture
TeacherWeb was divested in November 2009 and has been classified as a discontinued operation for financial reporting purposes. As a result, the income statement related metrics discussed herein, such as revenue, invoiced sales, income from continuing operations, adjusted EBITDA, and net income and earnings per share from continuing operations exclude TeacherWeb in all periods. Cash flow and balance sheet related results discussed herein include TeacherWeb except where specifically noted.
Conference Call Information
Archipelago Learning will host a conference call to discuss its third quarter fiscal 2010 results and 2010 outlook at 4:45 p.m. Eastern Time on Tuesday, November 9, 2010. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. A replay of this call will be available at 7:45 p.m. Eastern Time on November 9 and will remain active until November 23, 2010. The replay can be accessed by dialing (877) 870-5176 and conference code 358774. The conference call will be also webcast and can be accessed via the Investor Relations section of the Company’s website at http://www.archipelagolearning.com. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software. A replay of the webcast will be archived on the Company’s website.
Non-GAAP Financial Measures
This press release contains five non-GAAP financial measures: adjusted revenue, invoiced sales, adjusted EBITDA, adjusted net income and adjusted diluted EPS. Because these financial measures are not recognized under GAAP, they should not be used as indicators of, or alternatives to, the corresponding GAAP financial measures of operating performance.
Invoiced sales are recognized in the period in which a customer places a purchase order and an invoice is issued, which may be in a different period than the commencement of the subscription. Under GAAP, revenue for invoiced sales is deferred and recognized ratably over the subscription term beginning on the commencement date of the applicable subscription. This difference between non-GAAP invoiced sales and GAAP revenue in a given period is equal to the change in the Company’s deferred revenue balance for that period.
Adjusted revenue differs from revenue in that it includes the impact of purchase accounting adjustments to deferred revenue.
Adjusted EBITDA conforms to the definition in our credit agreement and differs from the corresponding GAAP measure of net income from continuing operations in that it excludes the provision for income taxes, interest expense, interest income, foreign currency and derivative losses, depreciation and amortization expense, the change in deferred revenue, stock-based compensation expense and other non-recurring items. Adjusted net income and adjusted diluted EPS differ from the corresponding GAAP measure of net income from continuing operations in that they exclude derivative losses, stock-based compensation expenses, and other non-recurring items. Reconciliation tables of GAAP to non-GAAP financial measures are included at the end of this release.
Management believes that these non-GAAP measures provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Although management uses these non-GAAP financial measures to assess the operating performance of our business, they have significant limitations as an analytical tool because they may exclude certain material costs. For example, because adjusted EBITDA, adjusted net income and adjusted diluted EPS do not account for certain expenses, their utility as a measure of operating performance has material limitations. In addition, the definitions of these non-GAAP financial measures may vary among companies and industries, and they may not be comparable to other similarly titled measures used by other companies.
About Archipelago Learning
Archipelago Learning is a leading subscription-based online education company that provides standards-based instruction, practice, assessments and productivity tools that improve the performance of educators and students via proprietary web-based platforms.
Study Island, the core product line, helps students in kindergarten through 12th grade master grade-level academic standards in a fun and engaging manner and is utilized by approximately 10.7 million students in approximately 23,400 schools in the United States and

Canada. EducationCity, used by approximately 8,600 schools in the United Kingdom and approximately 5,200 schools in the United States, provides online K-6 instructional content and assessments for reading, mathematics and science. Northstar Learning, for the post-secondary market, offers online instructional content and exam preparation products across a variety of core curriculum and vocational topics.
For more information, please visit www.archipelagolearning.com. Archipelago Learning is headquartered in Dallas, Texas.
Company Contacts

Investors:	Media:
John Rouleau	Leslie Eicher, APR
Integrated Corporate Relations	Eicher Communications Inc.
203-682-8342	314-965-1776
John.Rouleau@icrinc.com	Leslie@EicherCommunications.com
Forward Looking Statements
This release and the related conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, but not limited to, statements about our future performance and our guidance are considered forward-looking statements and reflect current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. The words “guidance,” “anticipate,” “estimate,” “expect,” “project,” “forecast,” “plan,” “intend,” “believe,” “may,” “should,” “likely,” “future,” and other words and terms of similar meaning are used to identify forward-looking statements. These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. These statements are not guarantees of performance or results. They are subject to risks and uncertainties (some of which are beyond our control), which could cause actual results to vary materially from the forward-looking statements contained in this release. Although we believe that these forward-looking statements are based on reasonable assumptions, many factors could cause actual results to vary materially from those anticipated in such forward-looking statements. Certain of these risk factors are discussed in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to (i) our customers’ reliance on, and the availability of, state, local and federal funding; (ii) competitive factors, including large publishers aggressively entering our markets and new competitors more easily entering our markets if national educational standards are adopted; (iii) legislation and regulation, including changes in or the repeal of legislation that mandates state educational standards and annual assessments; (iv) difficulty in evaluating our current and future business prospects because of our recent rapid growth; (v) web-based education failing to achieve widespread acceptance by students, parents, teachers, schools and other institutions; (vi) lower customer renewal rates or a decrease in sales for our Study Island products; (vii) decisions at district or state levels to use our competitors’ products rather than ours, (viii) seasonal fluctuations, (ix) system or network disruptions and technology issues, (x) delays in product development or product releases and the success of new product introductions, (xi) acquisition related risks, (xii) intellectual property related risks, (xiii) our ability to retain key employees, (xiv) risks related to our indebtedness, (xv) legal risks, (xvi) risks related to global and U.S. economic conditions, and (xvii) risks associated with the integration of EducationCity and the future performance of our EducationCity products.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect new information, future developments or otherwise, except as may be required by law.

ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — (UNAUDITED)
(in thousands, except share data)

	As of	As of
	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$24,305	$58,248
Accounts receivable, net	13,700	7,535
Deferred tax assets	2,026	2,528
Prepaid expenses and other current assets	3,282	1,809

Total	43,313	70,120
Property and equipment, net	3,490	2,620
Goodwill	165,955	94,373
Intangible assets, net	38,615	12,327
Investment	6,446	6,446
Notes receivable	4,931	4,931
Other long-term assets	1,717	1,718

Total assets	$264,467	$192,535

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable — trade	$467	$1,254
Accrued employee-related expenses	1,449	2,033
Other accrued expenses	1,276	927
Taxes payable	660	625
Deferred tax liabilities	857	—
Deferred revenue	44,968	31,181
Current portion of note payable to related party	2,461	—
Current portion of long-term debt	850	700
Interest rate swap	288	1,149
Other current liabilities	542	—

Total	53,818	37,869
Long-term deferred tax liabilities	13,220	5,093
Long-term deferred revenue	13,374	5,262
Long-term note payable to related party, net of current and discount	2,316	—
Long-term debt, net of current	75,126	60,876
Other long-term liabilities	725	425

Total liabilities	158,579	109,525
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.001 par value, 10,000,000 shares authorized, none issued and outstanding at September 30, 2010 and December 31, 2009)	—	—
Common stock ($0.001 par value, 200,000,000 shares authorized, 26,349,790 and 25,110,255 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively)	26	25
Additional paid-in capital	94,833	76,072
Accumulated other comprehensive income	2,042	—
Retained earnings	8,987	6,913

Total stockholders’ equity	105,888	83,010

Total liabilities and stockholders’ equity	$264,467	$192,535

ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME— (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$15,449	$10,601	$41,595	$30,801
Cost of revenue	1,534	751	3,476	2,186

Gross profit	13,915	9,850	38,119	28,615
Operating Expense:
Sales and marketing	5,711	3,424	13,679	9,682
Content development	1,195	998	3,462	2,586
General and administrative	5,529	2,556	14,909	6,890

Total	12,435	6,978	32,050	19,158

Income from continuing operations	1,480	2,872	6,069	9,457
Other income (expense):
Interest expense	(1,260)	(722)	(2,909)	(2,071)
Interest income	136	30	439	44
Foreign currency loss	(121)	—	(220)	—
Derivative loss	(32)	(267)	(78)	(436)

Total	(1,277)	(959)	(2,768)	(2,463)

Net income from continuing operations before tax	203	1,913	3,301	6,994
Provision for income tax	51	217	1,227	449

Net income from continuing operations	152	1,696	2,074	6,545

Income from discontinued operation before tax	—	147	—	230
Benefit from income tax on discontinued operation	—	(2)	—	(101)

Net income from discontinued operation	—	149	—	331

Net income	$152	$1,845	$2,074	$6,876

Earnings per share:
Basic:
Continuing operations	$0.01	$0.08	$0.08	$0.33
Discontinued operation	—	0.01	—	.01

Total	$0.01	$0.09	$0.08	$0.34

Diluted:
Continuing operations	$0.01	$0.08	$0.08	$0.33
Discontinued operation	—	0.01	—	.01

Total	$0.01	$0.09	$0.08	$0.34

Weighted-average shares outstanding:
Basic	25,133,092	19,965,866	24,395,043	19,965,866
Diluted	25,491,238	19,965,866	24,770,214	19,965,866

ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities
Net income	$2,074	$6,876
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs	249	154
Depreciation and amortization	2,964	1,995
Stock-based compensation	1,366	298
Provision (benefit) for uncollectable accounts receivable	—	63
Unrealized gain on interest rate swap	(861)	(535)
Deferred income taxes	765	(1)
Deferred rent	770	—
Loss on disposal of assets	166	—
Deduction of net income from discontinued operation	—	(331)
Operating cash used by discontinued operation	—	(64)
Changes in operating assets and liabilities, net of acquisition, disposition and discontinued operation:
Accounts receivable	(1,870)	(4,076)
Prepaid expenses and other	(1,095)	(486)
Accounts payable	(82)	(55)
Accrued expenses	(749)	563
Deferred revenue	11,496	8,727
Other liabilities	180	230

Net cash provided by operating activities	15,373	13,358
Cash flows from investing activities
Purchase of EducationCity	(61,472)	—
Proceeds from escrow for sale of Teacher Web	650	—
Investment in Edline	—	(2,734)
Funding of note receivable from Edline	—	(2,144)
Purchase of property and equipment	(959)	(1,049)

Net cash used in investing activities	(61,781)	(5,927)
Cash flows from financing activities
Proceeds from supplemental term note	15,000	—
Proceeds from revolver	10,000	—
Payment of debt financing costs	(804)	—
Tax distributions to members	—	(1,250)
Purchase of common stock from ESPP	3	—
Payment of offering costs	(1,460)	(1,165)
Payment of revolver	(10,000)
Payments on term note	(600)	(1,049)

Net cash provided by (used in) financing activities	12,139	(3,464)
Effect of foreign exchange on cash and cash equivalents	326	—

Net change in cash and cash equivalents	(33,943)	3,967
Beginning of period	58,248	13,144

End of period	$24,305	$17,111

Supplemental information
Cash paid for interest	$2,611	$3,375

Cash paid for income taxes	$1,270	$95

Non-cash investing and financing activities
Accrued purchases of property and equipment	$574	$161

Issuance of common stock for purchase of EducationCity	$17,393	$—

Issuance of note payable for purchase of EducationCity	$4,687	$—

ARCHIPELAGO LEARNING, INC.
RECONCILIATIONS OF NON-GAAP MEASURES — UNAUDITED
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Invoiced Sales:
Study Island new customers	$4,542	$4,362	$11,895	$10,912
Study Island existing customers	18,294	14,967	35,548	27,806
Study Island other sales	388	205	955	810
EducationCity	3,480	—	4,584	—

Total	26,704	19,534	52,982	39,528
Royalties on invoiced sales .	(31)	—	(31)
Change in deferred revenue(1)	(11,224)	(8,933)	(11,356)	(8,727)

Revenue	$15,449	$10,601	$41,595	$30,801

Adjusted Revenue:
Revenue	$15,449	$10,601	$41,595	$30,801
Impact of purchase accounting adjustment to deferred revenue(2)	982	—	1,206	—

Adjusted revenue	$16,431	$10,601	$42,801	$30,801

(1)	Change in deferred revenue in 2010 excludes the amount of deferred revenue assumed with the acquisition of EducationCity (see (2) below) and includes foreign exchange rate fluctuation impacts.

(2)	Purchase accounting under U.S. GAAP requires that deferred revenue assumed in an acquisition be recorded and subsequently recognized at its fair value at the time of the acquisition. Consequently, we do not recognize the full amounts paid by customers for acquired subscriptions. This adjustment reflects the difference between the amount we recognized in revenue and the full amounts paid by customers for that revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted EBITDA:
Net income from continuing operations	$152	$1,696	$2,074	$6,545
Provision for income taxes	51	217	1,227	449
Interest expense	1,260	722	2,909	2,071
Interest income	(136)	(30)	(439)	(44)
Foreign currency loss	121	—	220	—
Derivative loss	32	267	78	436
Depreciation and amortization	1,362	688	2,964	1,995
Change in deferred revenue(1)	11,224	8,933	11,356	8,727
Stock-based compensation(3)	438	86	1,366	298
Investments / permitted acquisition expense(4)	107	(25)	3,400	232
Agency fees	25	25	75	50
Professional services and severance(5)	229	238	365	468
Unusual, non-recurring charges(6)	977	27	1,141	182
Pre-acquisition pro-forma Education City (7)	—	—	3,575	—

Adjusted EBITDA	$15,842	$12,844	$30,311	$21,409

(3)	Stock-based compensation includes non-cash compensation expense recorded in respect of shares or options issued to our employees or directors.

(4)	Investments and permitted acquisition expense includes fees and expenses in connection with investments or acquisitions permitted by our credit facility.

(5)	Represents costs associated with recruiting, severance costs, valuation study costs, contract labor fees for an international market study, and accounting and legal costs incurred in preparation for our IPO.

(6)	Unusual, non-recurring charges as defined by our credit agreement include expense reimbursements to Providence Equity Partners permitted under our credit facility, costs related to the move of our Corporate offices, relocation costs, retention bonuses, bank fees and bad debt accrual in addition to those line items disclosed separately above.

(7)	Pre-acquisition, pro-forma EBITDA for EducationCity from January 1through June 8, 2010 calculated on a consistent basis with our adjusted EBITDA as permitted by our credit facility.

	Three Months Ended September 30,
	2010		2009
	Dollars	Diluted EPS	Dollars	Diluted EPS
		(In thousands, except EPS)
Adjusted Net Income and Diluted EPS:
Net income from continuing operations	$152	$0.01	$1,696	$0.08
Stock-based compensation	438	0.02	86	—
Derivative loss	32	—	267	0.01
Investments / permitted acquisition expense	107	—	(25)	—
Impact of purchase accounting adjustment to deferred revenue(1)	982	0.04	—	—
Professional services and severance	229	0.01	238	0.01
Corporate office move	977	0.04	—	—
Tax impact of above adjustments(2)	(936)	(0.04)	(86)	—

Adjusted net income and diluted EPS	$1,981	$0.08	$2,176	$0.10

	Nine Months Ended September 30,
	2010		2009
	Dollars	Diluted EPS	Dollars	Diluted EPS
		(In thousands, except EPS)
Adjusted Net Income and Diluted EPS:
Net income from continuing operations	$2,074	$0.08	$6,545	$0.33
Stock-based compensation	1,366	0.06	298	0.01
Derivative loss	78	—	436	0.02
Investments / permitted acquisition expense	3,400	0.14	232	0.01
Impact of purchase accounting adjustment to deferred revenue(1)	1,206	0.05	—	—
Professional services and severance	365	0.01	468	0.02
Corporate office move	1,015	0.04	—	—
Tax impact of above adjustments(2)	(2,674)	(0.11)	(86)	—

Adjusted net income and diluted EPS	$6,830	$0.27	$7,893	$0.39

(1)	Purchase accounting under U.S. GAAP requires that deferred revenue assumed in an acquisition be recorded and subsequently recognized at its fair value at the time of the acquisition. Consequently, we do not recognize the full amounts paid by customers for acquired subscriptions. This adjustment reflects the difference between the amount we recognized in revenue and the full amounts paid by customers for that revenue.

(2)	The tax impact of the adjustments is calculated using the Company’s estimated annual effective tax rates of 36% and 6%, excluding the impact of non-deductible costs related to the acquisition of EducationCity in 2010.

ARCHIPELAGO LEARNING, INC.
COMPUTATION OF DILUTED EPS — UNAUDITED
(in thousands)

	Three months ended September 30,
	2010		2009
	Net Income	Shares	Net Income	Shares
Continuing operations:
Net income	$152	26,355	$1,696	19,966
Less: Income attributable to restricted shares	(7)	(1,222)

Net income available to common stockholders	145	25,133

Basic earnings per share	$0.01		$0.08

Dilutive effect of restricted common stock		358

Diluted earnings per share	$0.01	25,491	$0.08

	Nine months ended September 30,
	2010		2009
	Net Income	Shares	Net Income	Shares
Continuing operations:
Net income	$2,074	25,628	$6,545	19,966
Less: Income attributable to restricted shares	(100)	(1,233)

Net income available to common stockholders	$1,974	24,395

Basic earnings per share	$0.08		$0.33

Dilutive effect of restricted common stock		375

Diluted earnings per share	$0.08	24,770	$0.33